Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of October 20, 2005

among

NATC CALIFORNIA LLC,

as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK,

as Administrative Agent

SUNTRUST CAPITAL MARKETS, INC.,

as Sole Lead Arranger and Book Manager

i

Schedules

Schedule I		Commitment Amounts

Exhibits

Exhibit A	-	Form of Note
Exhibit B	-	Form of Letter of Credit
Exhibit C	-	Form of Depositary Agreement
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Parent Guarantee
Exhibit F	-	Form of Maker Consent
Exhibit G	-	Form of Notice to Depositary
Exhibit H	-	Form of Opinion of Counsel to the Borrower and the Parent Guarantor
Exhibit I	-	Form of Assignment and Acceptance
Exhibit J	-	Form of Notice of Conversion/Continuation

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of October 20, 2005, by and among NATC CALIFORNIA LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacities as administrative agent for the Lenders and letter of credit issuing bank hereunder (together with any successors in such capacities, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower proposes to sell its promissory notes in the United States commercial paper market in an aggregate face amount up to but not exceeding $350,000,000 at any one time outstanding supported by a direct-pay letter of credit to be issued by the Administrative Agent as herein provided;

WHEREAS, subject to the terms and conditions set forth below, the Administrative Agent is willing to issue the letter of credit; and

WHEREAS, subject to the terms and conditions set forth below, the Lenders are willing to participate in the letter of credit as hereinafter provided;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Aggregate Commitment Amount” shall mean the aggregate principal amount of the Aggregate Commitments in effect from time to time. The Aggregate Commitment Amount shall not exceed the Stated Amount of the Letter of Credit at any time.

“Aggregate Commitments” shall mean at any time, collectively, all Commitments of all Lenders in effect at such time.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Arranger” shall mean SunTrust Capital Markets, Inc.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit I attached hereto or any other form approved by the Administrative Agent.

“Base Rate” shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Borrower Hedge Provider” shall mean the hedge counterparty to the Borrower Hedging Agreement, provided that such Person is (a) a Lender or an Affiliate of a Lender or (b) JPMorgan or a Person acceptable to the Administrative Agent in its reasonable discretion and JPMorgan or such other Person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which JPMorgan or such other Person (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Article IX and X of this Agreement.

“Borrower Hedging Agreement” shall mean a Hedging Transaction in form and substance reasonably satisfactory to the Administrative Agent entered into by the Borrower with the Borrower Hedge Provider to hedge against the difference between the amount of interest accruing on the Purchase Note and the amount of interest accruing or discount accreting on the Loans or the CP Notes, respectively, as from time to time amended with the consent of the Administrative Agent.

“Borrowing” shall mean a borrowing consisting of Loans of the same Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia and New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent and/or other amounts under any lease of (or other arrangement conveying the right to use) Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) (or for purposes of Section 2.14(b), by such Lender’s parent corporation, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” shall mean the date on which the conditions precedent set forth in Sections 4.1, 4.2 and 4.3 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” has the meaning set forth in the Security Agreement.

“Commercial Paper Account” has the meaning set forth in Section 3.3(a).

“Commitment” shall mean, with respect to each Lender, the obligation of such Lender to participate in the Letter of Credit and make Loans to the Borrower in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Commitment, the amount of the assigned “Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or deceased pursuant to terms hereof.

“Commitment Termination Date” shall mean the earliest of (i) December 15, 2009, if the Borrower has, at least sixty (60) days prior to December 15, 2009, delivered to Maker a notice stating that the Borrower elects that the maturity of the Purchase Note not be extended in accordance with the terms thereof, (ii) October 20, 2010, (iii) the date on which the Commitments are terminated pursuant to Section 2.4 and (iv) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Consents” shall mean, collectively, (i) a letter agreement duly executed by the Maker, acknowledged by the Parent Guarantor and the Borrower and consented to by the Purchase L/C Bank, in substantially the form of Exhibit F and (ii) a letter agreement duly executed by the Maker, the Borrower, the Parent Guarantor and the Administrative Agent and acknowledged by the Purchase L/C Bank, in substantially the form of Annex 1 to Exhibit F.

“Conversion Date” shall mean any date on which Reimbursement Obligations are converted to Loans under Section 2.2.

“CP Maturity Date” shall mean each date on which CP Notes mature.

“CP Notes” shall mean the promissory notes of the Borrower in substantially the form attached to the Letter of Representations (as defined in the Depositary Agreement), in each case issued in accordance with the terms of the Depositary Agreement.

“Dealer” shall mean SunTrust Capital Markets, Inc.

“Dealer Agreement” shall mean the agreement among the Borrower, the Parent Guarantor and the Dealer with respect to the issue and sale of CP Notes, as from time to time amended.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall mean any interest accruing at the rates set forth in Section 2.9(b).

“Depositary” shall mean JPMorgan Chase Bank, National Association or any successor depositary approved by the Administrative Agent and the Borrower.

“Depositary Agreement” shall mean a Depositary Agreement among the Borrower, the Administrative Agent and the Depositary in substantially the form of Exhibit C, as from time to time amended.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including without limitation any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article VIII.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.16(e).

“Existing Credit Agreement” shall mean the Credit Agreement dated as of October 23, 2000, by and among the Borrower, each bank or other financial institution party thereto from time to time as a “Bank”, JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank), as Administrative Agent, JPMorgan Chase Securities Inc. (as successor to Chase Securities Inc.), as Arranger, and JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank), as L/C Fronting Bank, as amended and in effect immediately prior to the Closing Date.

“Existing Commercial Paper Program” shall mean the Borrower’s commercial paper program with JPMorgan Chase Bank, N.A. as in effect immediately prior to the Closing Date.

“Existing Hedging Agreement” shall mean the ISDA Master Agreement dated as of November 9, 2000, between JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank) and the Borrower, together with all schedules thereto and all confirmations exchanged between the parties with respect to the transactions contemplated thereby, in each case as amended and in effect on the Closing Date.

“Existing Loan Documents” shall mean, collectively, (i) the Existing Credit Agreement and (ii) each of the Principal Documents referred to in the Existing Credit Agreement, in each case as amended and in effect immediately prior to the Closing Date.

“Extension of Credit” shall mean (i) the issuance of the Letter of Credit by the Administrative Agent, (ii) the issuance of CP Notes by the Borrower supported by the Letter of Credit, (iii) the conversion of Reimbursement Obligations into Loans pursuant to Section 2.2 or (iii) the making of an L/C Payment.

“Face Amount” shall mean, with respect to any outstanding CP Note, the full amount due at maturity of such CP Note.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of August 29, 2005, executed by the Arranger and SunTrust and acknowledged and agreed to by the Parent Guarantor.

“Fixed Charges Coverage Ratio” shall mean, for any Payment Period, the ratio of (i) the aggregate amount of Pledged Deposit Interest Payments, the aggregate amount of interest income earned on funds on deposit in the Payment Account and the aggregate amount of net payments to the Borrower under the Borrower Hedging Agreement and the Existing Hedging Agreement, in each case during such Payment Period, to (ii) the sum of the aggregate amount of accreted discount on CP Notes maturing during such Payment Period and all accrued L/C Fees and other fees accruing under this Agreement or the Fee Letter during such Payment Period.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of banker’s acceptances and similar extensions of credit (k) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (l) Off-Balance Sheet Liabilities and (m) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:

(i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(iv) in the event that a Market Disruption Event referred to in clause (3) of the definition of such term has occurred, each Interest Period in respect of any Eurodollar Borrowing thereafter shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type) or on the date of any continuation of such Borrowing, as the case may be, and end on the date one month thereafter and each subsequent Interest Period in respect thereof shall commence on the last day of the immediately preceding Interest Period and end on the date one month thereafter; and

(v) any Interest Period that would otherwise extend beyond the Commitment Termination Date shall end on the Commitment Termination Date.

“Investment” in any Person shall mean any loan or advance to such Person, or any purchase or other acquisition of any capital stock or other ownership interest in such Person, or of any warrants, rights, options or other securities of such Person, or any capital contribution to or other investment in such Person.

“JPMorgan” shall mean JPMorgan Chase Bank, N.A., a national banking association.

“L/C Fees” has the meaning set forth in Section 2.10(b).

“L/C Payment” shall mean each payment by the Administrative Agent under the Letter of Credit.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“Letter of Credit” shall mean an irrevocable direct-pay letter of credit issued by the Administrative Agent in substantially the form of Exhibit B, providing for the direct payment by the Administrative Agent to the Depositary, as agent for the holders of CP Notes, of the Face Amount of the CP Notes.

“Letter of Credit Account” has the meaning set forth in Section 3.4.

“LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (New York City time) for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan” shall mean a loan deemed to be made by a Lender under its Commitment for the account of the Borrower pursuant to Section 2.2, which may, subject to the terms of this Agreement, either be a Base Rate Loan or a Eurodollar Loan.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the Depositary Agreement, the CP Notes, the Parent Guarantee, the Security Agreement, the Dealer Agreement, the Fee Letter, the Borrower Hedging Agreement, all Notices of Conversion/Continuation and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean the Borrower and the Parent Guarantor.

“Maker” shall mean HTC Acquisition LLC, a Delaware limited liability company.

“Market Disruption Event” shall mean (1) any introduction of or change in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for the Administrative Agent to issue or maintain the Letter of Credit, any outbreak or escalation of hostilities in the United States or other similar calamity or crisis, any suspension of or material limitation on trading on the New York Stock Exchange or any other national securities exchange, or any declaration of a general banking moratorium by the banking authorities of the United States, the State of New York or the State of Georgia or the establishment of any new restrictions on transactions in securities or on banks materially affecting the free market for securities which would, in any such case, materially affect the market for commercial paper in the United States, or (2) bids for the CP Notes in an amount at least equal to the aggregate amount of the Commitments not being available, or (3) current spreads for the CP Notes exceeding LIBOR for corresponding periods by 0.125% or more.

“Market Disruption Instructions” has the meaning set forth in Section 3.8.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, financial condition or prospects of the Borrower or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or (c) the ability of the Borrower to perform its obligations under any of the Loan Documents.

“Maximum Commercial Paper Amount” shall mean, at any time, an amount equal to (a) the aggregate amount of the Commitments at such time less (b) the sum of (i) the aggregate principal amount of all then outstanding Loans (ii) the aggregate amount of all unreimbursed L/C Payments, and (iii) the aggregate amount of all Reimbursement Obligations which have not been converted into Loans.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Commitment, in substantially the form of Exhibit A.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.3(a).

“Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent, the Arranger or any Lender pursuant to or in connection with this Agreement, any other Loan Document or the Letter of Credit, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations in respect of L/C Payments, all Reimbursement

Obligations, and all fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all Hedging Obligations owed to the Administrative Agent, any Lender or any of their Affiliates incurred in order to limit interest rate or fee fluctuation with respect to the Loans or otherwise, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Extensions of Credit” shall mean, at any time, the sum of (a) the aggregate Face Amount of CP Notes outstanding supported by the Letter of Credit, (b) the aggregate unpaid principal amount of Loans then outstanding, (c) the aggregate amount of unreimbursed L/C Payments, and (d) the aggregate amount of all Reimbursement Obligations which have not been converted into Loans.

“Parent Guarantee” shall mean an instrument in substantially the form of Exhibit E, duly executed by the Parent Guarantor.

“Parent Guarantor” shall mean Georgia-Pacific Corporation, a Georgia corporation, and its successors and assigns.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Payment Account” shall mean an account of the Borrower at SunTrust, number 1000032705914, under the sole dominion and control of the Administrative Agent, into which Pledged Deposit Interest Payments and all proceeds of any drawing under the Purchase L/C shall be made and from which the Administrative Agent shall apply amounts as provided in Section 3.2.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“Payment Period” shall mean, for purposes of the definition of “Fixed Charges Coverage Ratio”, a period calculated by reference to the date of each successive three-month anniversary of the date of the first issuance of CP Notes (any such three-month anniversary date, the “calculation date”), such period to commence on the date twelve months prior to such calculation date and to end on such calculation date.

“Permitted Investments” shall mean the Purchase Note, the Purchase L/C, the Payment Account, the Commercial Paper Account, the Letter of Credit Account, the Borrower Hedging Agreement and the Existing Hedging Agreement.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Pledge Agreement” shall mean the Pledge Agreement dated as of October 7, 2005, between the Maker and the Purchase L/C Bank, as from time to time amended in accordance with the terms hereof and thereof.

“Pledged Deposit” shall mean the “Pledged TD” as defined in the Pledge Agreement.

“Pledged Deposit Interest Payments” shall mean interest accruing in respect of the Pledged Deposit required pursuant to the Pledge Agreement to be remitted by the Purchase L/C Bank to or for the account of the Maker.

“Property” of any Person shall mean any property, assets or revenues, or interest therein, of such Person.

“Pro Rata Share” shall mean, at any time, for any Lender, a fraction (expressed as a percentage) having (a) as its numerator the Commitment of such Lender as in effect at such time (or, if the Commitments have expired or been terminated, as in effect immediately prior thereto), and (b) as its denominator the sum of all of the Commitments of all the Lenders as in effect at such time (or, if the Commitments have expired or been terminated, as in effect immediately prior thereto).

“Purchase Documents” shall mean, collectively, the Purchase Note, the Purchase L/C, the Reimbursement Agreement and the Pledge Agreement.

“Purchase L/C” shall mean the irrevocable standby letter of credit no. F847157 dated October 7, 2005, issued by the Purchase L/C Bank for the account of the Maker and for the benefit of the Borrower, as from time to time amended and/or reissued or divided in accordance with the terms hereof and thereof.

“Purchase L/C Bank” shall mean SunTrust and any successor thereto as issuer of the Purchase L/C.

“Purchase Note” shall mean the promissory note issued by the Maker, dated December 15, 1999, payable to the order of North American Timber Corp., in the principal amount of $397,000,000, and assigned and transferred by North American Timber Corp. to the Borrower, as from time to time amended and/or reissued or divided in accordance with the terms hereof and thereof.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Reimbursement Agreement” shall mean the Reimbursement Agreement dated as of October 7, 2005, between the Maker and the Purchase L/C Bank, as from time to time amended in accordance with the terms hereof and thereof.

“Reimbursement Obligations” shall mean the obligations of the Borrower to reimburse the Lenders pursuant to Section 2.1(f) for the full amount of each Reimbursement Payment.

“Reimbursement Payment” has the meaning set forth in Section 2.1(d).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Commitments at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Reimbursement Obligations and Loans.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” shall mean any manager or the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

“Security Agreement” shall mean a Security Agreement between the Borrower and the Administrative Agent in substantially the form of Exhibit D.

“S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.

“Stated Amount” has the meaning set forth in the Letter of Credit, as the same may be extended.

“Stated Termination Date” has the meaning set forth in the Letter of Credit, as the same may be extended.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“SunTrust” shall mean SunTrust Bank, a Georgia banking corporation.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” shall mean, collectively, the making and performance by the Borrower of the Loan Documents, the issuance of CP Notes and the other transactions contemplated by the Loan Documents.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

Section 1.2. Accounting Terms. As used herein and in the Notes, and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined herein shall have the meanings customarily given them under GAAP.

Section 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including” and the word “to” shall mean “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

ARTICLE II

LETTER OF CREDIT AND LOAN FACILITIES

Section 2.1. Letter of Credit.

(a) On the Closing Date, the Administrative Agent, in reliance upon the agreements of the Lenders pursuant to the following sentence and Section 2.1(d) and subject to the other terms and conditions of this Agreement, agrees, at the request of the Borrower, to issue the Letter of Credit to the Depositary. Upon the issuance of the Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Administrative Agent without recourse a participation in the Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under the Letter of Credit.

(b) In addition to the satisfaction of the conditions in Article IV, the issuance of the Letter of Credit will be subject to the further conditions that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to the Letter of Credit as the Administrative Agent shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) The Borrower agrees to reimburse the Administrative Agent for the full amount of each L/C Payment on the date of such L/C Payment. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Administrative Agent for any L/C Payments made by the Administrative Agent in respect of such drawing, without presentment, demand or other formalities of any kind.

(d) As promptly as possible upon becoming aware that it has not been or will not be reimbursed in full for any L/C Payment (or portion thereof) before 5:00 p.m. (New York City time) on the date of such L/C Payment, whether by reason of the giving of Market

Disruption Instructions or otherwise, the Administrative Agent shall notify each Lender (i) that an L/C Payment has been made, (ii) that all or a portion thereof has not been reimbursed by the Borrower, and (iii) the amount of each Lender’s Pro Rata Share of the unreimbursed L/C Payment. Each Lender will promptly transfer, in immediately available funds, by wire transfer the amount of its participation in such unreimbursed L/C Payment to the Administrative Agent by 3:00 p.m. (New York City time) on the date that it receives the Administrative Agent’s notice, provided that such notice is received no later than 1:00 p.m. (New York City time), and otherwise by 11:00 a.m. (New York City time) on the immediately following Business Day. Each payment by a Lender under this Section 2.1(d) is herein called a “Reimbursement Payment”. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation, (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Administrative Agent or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Commitment, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, the Parent Guarantor or any other Person, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Parent Guarantor or any other Lender, (v) any amendment, renewal or extension of the Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Whenever, at any time after the Administrative Agent has received from any such Lender the funds for its participation in a L/C Payment, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it.

(e) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (d) of this Section 2.1 on the due date therefor, such Lender shall pay interest to the Administrative Agent on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Administrative Agent within two (2) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Base Rate. If any Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the Base Rate. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to pay to the Administrative Agent its Pro Rata Share of each unreimbursed L/C Payment hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(f) The Borrower agrees to pay to the Administrative Agent for the account of each Lender an amount equal to the full amount of each Reimbursement Payment on the date of such Reimbursement Payment made by such Lender, subject to the provisions of Section 2.2.

(g) The Borrower’s obligation to reimburse the Administrative Agent and the Lenders for L/C Payments and Reimbursement Payments hereunder, respectively, shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) Any lack of validity or enforceability of the Letter of Credit or this Agreement;

(ii) The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of the Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) Any draft or other document presented under the Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) Payment by the Administrative Agent under the Letter of Credit against presentation of a draft or other document to the Administrative Agent that does not comply with the terms of the Letter of Credit;

(v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.1(g), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi) The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of the Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to the Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Administrative Agent; provided, that the foregoing shall not be construed to excuse the Administrative Agent from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Administrative Agent’s failure to exercise care when determining whether drafts or other documents presented under the Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Administrative Agent (as finally determined by a court of competent jurisdiction), the Administrative Agent shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of the Letter of Credit, the Administrative Agent may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of the Letter of Credit.

(h) If any L/C Payment is not reimbursed in full on the date such reimbursement is due, then the Borrower agrees to pay to the Administrative Agent interest on the amount thereof which is not so reimbursed from the date of such L/C Payment until the date such L/C Payment is reimbursed in full, at a rate per annum equal to the Base Rate in effect from time to time, plus an additional 2% per annum, payable on demand and in any event on the date when such amount is paid in full. If any Reimbursement Payment made by any Lender is not reimbursed in full on the date such reimbursement is due, then the Borrower agrees to pay to the Administrative Agent, for the account of such Lender, interest on the amount thereof which is not so reimbursed from the date of such Reimbursement Payment is made until the date such Reimbursement Payment is reimbursed in full, at a rate per annum equal to the Base Rate in effect from time to time, plus an additional 2% per annum, payable on demand and in any event on the date when such amount is paid in full.

(i) The Letter of Credit shall be governed by and construed in accordance with the law of the State of New York (including, without limitation, Article 5 of the Uniform Commercial Code as in effect from time to time in the State of New York) except that with respect to presentation of drafts and certificates by telecopy transmission, the International Standby Practices, Publication No. 98 of the International Chamber of Commerce shall govern, to the extent not inconsistent with New York law.

(j) All participations in the Letter of Credit shall be funded by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to fund its participation in the Letter of Credit regardless of the failure of any other Lender to do the same.

(k) Subject to the terms of this Agreement and the other Loan Documents, in the event the Letter of Credit is at any time replaced by a letter of credit issued by the Administrative Agent or any other Person (it being understood by the Borrower that the Administrative Agent is not, and shall not be, obligated to replace, extend or otherwise amend the Letter of Credit in any respect), the Borrower will give prompt notice of such replacement to S&P and Moody’s.

Section 2.2. Conversion to Loans. If Market Disruption Instructions are given pursuant to Section 3.8, then, subject to the terms and conditions of this Agreement (including Section 4.2), the Reimbursement Obligation of the Borrower to each Lender shall, on the date each such Reimbursement Obligation arises (the “Conversion Date”), automatically be converted into, and each Lender shall be deemed to have made to the Borrower, a Loan in a principal amount equal to the amount of such Reimbursement Obligation. The date of each Loan shall be deemed to be the Conversion Date thereof. Without prejudice to the obligations of the Lenders under Section 2.1(d), the Lenders shall not be required to disburse any funds to the Borrower as a result of the occurrence of any Conversion Date.

Section 2.3. Interest Rate Elections.

(a) Each Loan initially shall be a Base Rate Loan. Thereafter, subject to the terms and conditions of this Agreement, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit J (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 11:00 a.m. (New York City time) on the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. (New York City time) three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of each Eurodollar Loan shall be not less than $1,000,000 or a larger multiple of $1,000,000, and the principal amount of each Base Rate Loan shall not be less than $1,000,000 or a larger multiple of $100,000. At no time shall the total number of Eurodollar Loans outstanding at any time exceed four (4).

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. Notwithstanding anything to the contrary in this Agreement, no Loan may be converted into, or continued as, a Eurodollar Loan if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loan shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.4. Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Commitments shall terminate on the Commitment Termination Date.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Commitments in part or terminate the Aggregate Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.4 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no reduction of the Commitments shall be permitted if, after giving effect thereto and to any repayment or prepayment of unreimbursed L/C Payments, Reimbursement Obligations and Loans to be made on the effective date thereof with funds other than the proceeds of CP Notes to be issued on such date, the aggregate Outstanding Extensions of Credit would exceed the Aggregate Commitments as so reduced and determined on such date. Promptly upon the receipt by the Administrative Agent of any such notice, the Administrative Agent shall permanently reduce the Stated Amount of the Letter of Credit by the amount of such reduction in the Commitments, in the manner specified in the Letter of Credit, and shall send notice of such reduction, in the form of Annex C to the Letter of Credit, to the Lenders, the Depositary, the Dealer, S&P and Moody’s. Outstanding CP Notes may not be redeemed prior to maturity with the proceeds of any drawing under the Letter of Credit.

Section 2.5. Repayment of Loans. The outstanding principal amount of all Loans shall be due and payable (together with accrued and unpaid interest and fees thereon or in respect thereof) on the Commitment Termination Date. Upon receipt of such payment in full on the Commitment Termination Date, the Administrative Agent shall with reasonable promptness (i) give notice to the Maker that the Administrative Agent’s rights under the Maker’s Consent are terminated and deliver a copy of each such notice simultaneously to the Borrower, (ii) deliver to the Purchase L/C Bank a notice in substantially the form of Annex 2 to the Purchase L/C Bank’s instruction letter, and (iii) release all liens granted pursuant to the Security Agreement and take all actions necessary or appropriate to effectuate such release, including without limitation, returning the Purchase Note to the Borrower and giving such notices as are required by the terms of the Purchase L/C to cause the Borrower to be the Transferee and Beneficiary of, and as such terms are defined in, the Purchase L/C.

Section 2.6. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Reimbursement Payment and Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitment of each Lender, (ii) the amount of each Reimbursement Payment and Loan made hereunder by each Lender and, in the case of such Loans, the Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation of such Loans pursuant to Section 2.3, (iv) the date of each conversion of all or a portion of such Loans to another Type pursuant to Section 2.3, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Reimbursement Obligations and Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Reimbursement Obligations and Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) At the request of any Lender at any time, the Borrower agrees that it will execute and deliver to such Lender a Note payable to the order of such Lender.

Section 2.7. Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. (New York City time) not less than three (3) Business Days prior to any such prepayment, and (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one (1) Business Day prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.11(c); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.15. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type pursuant to Section 2.2. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

Section 2.8. Mandatory Prepayments.

(a) If at any time the aggregate Outstanding Extensions of Credit shall exceed the Aggregate Commitment Amount, as reduced pursuant to Section 2.4 or otherwise, the Borrower shall immediately repay the Obligations in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.15. Each prepayment of Loans shall be applied first to the Base Rate Loans to the full extent thereof, and second to the Eurodollar Loans to the full extent thereof.

(b) If at any time the aggregate Face Amount of CP Notes outstanding at such time shall exceed the Maximum Commercial Paper Amount at such time, the Borrower shall immediately repay the Obligations in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.15. Each prepayment of Loans shall be applied first to the Base Rate Loans to the full extent thereof, and second to the Eurodollar Loans to the full extent thereof.

(c) The Borrower shall apply the proceeds of the initial issuance of CP Notes following the cessation of any Market Disruption Event (as notified by the Administrative Agent or the Borrower pursuant to Section 3.9) to prepay on the same Business Day any outstanding Loans to the extent of such proceeds.

Section 2.9. Interest on Loans, L/C Payments and Reimbursement Obligations.

(a) The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus 0.25% per annum. The Borrower shall pay to the Administrative Agent interest on each unreimbursed L/C Payment, and shall pay to the Administrative Agent for the account of each Lender interest on any Reimbursement Obligation that is owing to such Lender and which have not been converted into a Loan pursuant to Section 2.2, at the Base Rate in effect from time to time, plus an additional 2% per annum.

(b) While an Event of Default exists, at the option of the Required Lenders, the Borrower shall pay interest with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.

(c) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Commitment Termination Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(d) The Administrative Agent shall determine each interest rate applicable to the Loans, unreimbursed L/C Payments and Reimbursement Obligations hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.10. Fees.

(a) The Borrower shall pay to the Administrative Agent and the Arranger for their own accounts the fees in the amounts and at the times set forth in the Fee Letter.

(b) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in the Letter of Credit, which shall accrue at 0.20% per annum on the average daily amount available to be drawn under the Letter of Credit during the period from and including the Closing Date to but excluding the date on which the Letter of Credit expires, payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2005 and on the Commitment Termination Date, and (ii) to the Administrative Agent, for its own account, the Administrative Agent’s standard fees with respect to issuance, amendment, renewal or extension of the Letter of Credit or processing of drawings thereunder, payable on demand (the fees described in clauses (i) and (ii) hereof, collectively, the “L/C Fees”).

(c) Notwithstanding the foregoing, while an Event of Default exists, at the option of the Required Lenders, the letter of credit fee referred to in subsection (b)(i) above shall increase by an additional 2% per annum on the average daily amount available to be drawn under the Letter of Credit, and such fee shall be payable on demand.

Section 2.11. Computation of Interest and Fees.

All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed), provided that interest payable hereunder that is based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.12. Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. In the case of

Eurodollar Loans, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, then such Borrowing shall be made as a Base Rate Borrowing.

Section 2.13. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender; and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s parent corporation for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender such amount or amounts within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate any Lender under this Section 2.14 for any amount which accrued more than 180 days prior to the date such Lender first made demand for such compensation.

Section 2.15. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.15 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.16. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) the Administrative Agent or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, reimbursement amounts, interest or fees, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon (New York City time) on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.14, 2.15 and 2.16 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees or other amounts then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and such other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and such other amounts then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or Reimbursement Obligations that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans or Reimbursement Obligations and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans or Reimbursement Obligations of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans or Reimbursement Obligations; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Reimbursement Obligations to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.1(d) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18. Mitigation of Obligations. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment

(i) would eliminate or reduce amounts payable under Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed material cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.19. Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to make Reimbursement Payments hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Reimbursement Obligations and Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

COMMERCIAL PAPER OPERATIONS

Section 3.1. Issuance of CP Notes. (a) The Borrower has, pursuant to the Depositary Agreement, authorized and directed the Depositary to act as the Borrower’s issuing and paying agent for the issuance, delivery and payment of CP Notes.

(b) (i) So long as neither the Borrower nor the Depositary is in receipt of unrevoked instructions from the Administrative Agent (upon instructions from the Required Lenders), given in accordance with this Section 3.1 and the Depositary Agreement or in accordance with Section 3.8, not to issue or deliver CP Notes because:

(A) the conditions precedent specified in Article IV have not been satisfied;

(B) an Event of Default has occurred and is continuing;

(C) the Outstanding Extensions of Credit exceed or, after giving effect to the proposed issuance of CP Notes, would exceed the sum of the Commitments as then in effect; or

(D) the issuance of CP Notes is prohibited by the provisions of Section 3.5, 3.6 or 3.8;

the Borrower shall have the right from time to time to issue and sell CP Notes pursuant to and in accordance with this Agreement and the Depositary Agreement. Any instructions from the Administrative Agent to the Borrower or the Depositary in accordance with this Section 3.1(b) shall specify the event described above that is the reason to cease issuing and delivering CP Notes, and a copy of such instructions shall be sent simultaneously to the Administrative Agent, the Lenders, the Dealer, the Borrower and the Depositary.

(ii) If the Administrative Agent shall, as permitted by Section 3.1(b)(i) and the Depositary Agreement, instruct the Borrower or the Depositary not to issue or deliver CP Notes, then the Borrower shall not thereafter, until such instructions are revoked, issue or deliver (or instruct the Depositary to issue or deliver) any CP Note, except to the extent that such an issuance and delivery is required under such agreements for the sale of CP Notes, if any, as are concluded by the Dealer prior to the time the Dealer receives notice from the Administrative Agent, the Depositary or the Borrower of the giving by the Administrative Agent of such instructions. At the same time as the Administrative Agent instructs the Borrower or the Depositary not to issue CP Notes pursuant to the immediately preceding sentence, the party giving such instructions shall notify the Borrower and the Depositary in writing of such instructions to the extent such party has not previously done so. The Borrower shall not under any circumstances request the Dealer to purchase or to solicit offers to purchase any CP Notes from the Borrower after having received such instructions. For purposes of this Section 3.1(b)(ii), an agreement with respect to the issuance and delivery of CP Notes shall be deemed concluded when it has become a final agreement in accordance with the customary practice of commercial paper dealers in the United States.

(iii) The Administrative Agent (with the consent of the Required Lenders) may revise or revoke any instruction given by it pursuant to this Section 3.1(b) to the Borrower and the Depositary not to issue or deliver CP Notes by notifying the Borrower and the Depositary by electronic means (including by telephone, facsimile transmission, if promptly confirmed by an original in writing, or email, if promptly confirmed by response email), with a copy to the Lenders and the Dealer, of such revision or revocation, and any such instruction shall be revised or revoked by the Administrative Agent if the condition or conditions giving rise to such instruction shall have been remedied or cured to the reasonable satisfaction of the Administrative Agent and the Required Lenders; provided, however, that the Administrative Agent, acting without the consent of the Required Lenders, may revise or revoke any instructions given by it not to issue or deliver CP Notes due to clause (b)(i)(C) or (b)(i)(D) of this Section 3.1 so long as the condition giving rise to such instruction shall have been remedied or cured to the reasonable satisfaction of the Administrative Agent.

(iv) Notwithstanding anything in this Agreement to the contrary, no notice pursuant to this Section 3.1(b) shall be required to be sent to the Borrower or any other Person if an Event of Default specified in Section 8.1(e) shall have occurred.

(c) The Borrower agrees that each CP Note shall (i) be in book-entry form in substantially the form attached to the Letter of Representations (as defined in the Depositary Agreement) or in a form as otherwise permitted under the Depositary Agreement, (ii) be dated the date of issuance thereof (which shall be a Business Day), (iii) have a stated date of maturity which shall be up to 270 days from the date of issuance (and in any event not beyond the Business Day before the Stated Termination Date), (iv) be issued in a denomination greater than or equal to $100,000 and (v) be in a Face Amount which, when added to (X) the aggregate Face Amount of all other CP Notes to be issued on such Business Day and (Y) the aggregate Face Amount of all CP Notes outstanding on such Business Day (excluding any CP Notes maturing on such Business Day), will not exceed an amount equal to the Maximum Commercial Paper Amount for such Business Day. In computing the Maximum Commercial Paper Amount for purposes of this Section 3.1(c), there shall not be subtracted from the Commitments (1) unreimbursed L/C Payments on the day of such computation, (2) Reimbursement Obligations outstanding on the day of such computation or (3) Loans outstanding on the day of such computation if, in each case, anticipated proceeds of CP Notes, to be issued on such day in an aggregate amount at least equal to such unreimbursed L/C Payments, Reimbursement Obligations and Loans are to be deposited in the Commercial Paper Account on the date of the issuance of such CP Notes and are to be used to reimburse the Administrative Agent for such unreimbursed L/C Payments, to reimburse the Lenders for such Reimbursement Obligations and to prepay such Loans, as the case may be. Subject to the provisions of the Depositary Agreement, all CP Notes shall be issued and delivered against payment therefor in accordance with the terms of this Agreement and the Depositary Agreement. All CP Notes will be issued on a discount basis.

Section 3.2. Payment Account. (a) To the extent the funds in the Commercial Paper Account are not sufficient to pay or reimburse the Administrative Agent and the Lenders for the full amount of any Obligation on the date such Obligation becomes due and payable, and without limiting the obligations of the Borrower under this Agreement to pay or reimburse the Administrative Agent and the Lenders for such Obligation, the Administrative Agent shall be entitled to debit the Payment Account (to the extent funds are on deposit therein) and apply such debited amounts to reimburse the Administrative Agent and the Lenders for such Obligation.

(b) At any time when the collected credit balance of the Payment Account exceeds $5,000,000 the Administrative Agent shall upon request of the Borrower (unless an Event of Default has occurred and is continuing) release the excess to the Borrower; provided, however, that the Administrative Agent shall not be required to release to the Borrower any proceeds of any drawing under the Purchase L/C or any payments received on account of the principal amount of the Purchase Note.

(c) Without prejudice to any of the rights and remedies of the Administrative Agent or any Lender under this Agreement, in the event that the Maker shall fail to pay when due any interest on the Purchase Note and such failure continues for more than five days, the Borrower may, by written notice to the Administrative Agent, with copies to the Depositary and the Dealer, (i) direct the Administrative Agent to accelerate the obligations of the Maker under the Purchase Note, (ii) make a drawing under the Purchase L/C in respect of the unpaid principal amount of the Purchase Note to the extent permitted by the terms thereof and by applicable law, and (iii) upon payment in full of the Secured Obligations to the Secured Parties under, and as such terms are defined in, the Security Agreement and the satisfaction of the Administrative Agent that no CP Notes are outstanding and that no further CP Notes may be issued, the Administrative Agent shall take the actions described in Section 2.5 as if the Commitment Termination Date had occurred. The Lenders authorize the Administrative Agent to act as herein provided.

Section 3.3. Commercial Paper Account. (a) (i) The Depositary, as agent for the Administrative Agent and the Lenders, has established at its corporate trust office in New York, New York a special purpose non-interest bearing trust account (for the benefit of the Administrative Agent and the Lenders) identified as the NATC California Commercial Paper Account (the “Commercial Paper Account”). The Administrative Agent has exclusive control and the sole right of withdrawal over the Commercial Paper Account. Except for the Administrative Agent, the Lenders and the Depositary, as agent for the Administrative Agent, no Person (including the Borrower) has or shall have any legal or beneficial interest in the Commercial Paper Account or any funds on deposit in the Commercial Paper Account.

(ii) All proceeds from the sale of CP Notes shall initially be paid into the Commercial Paper Account.

(iii) Subject to Section 3.3(b), the Administrative Agent may, in each case, without demand or prior notice of any kind (but with concurrent notice sent to the Borrower), at any time and from time to time, cause the Depositary to debit the Commercial Paper Account and apply the debited amount first to the amount of any unreimbursed L/C Payments and accrued and unpaid interest thereon and second to any amount in respect of other Obligations due and unpaid hereunder by the Borrower (if there be sufficient funds therein) and to wire transfer such debit amount to the Administrative Agent. Upon the occurrence of an Event of Default, the Administrative Agent shall, in each case, without demand or prior notice of any kind, cause the Depositary to debit the Commercial Paper Account for any amount in respect of fees, expenses or any other amounts due and unpaid hereunder and to wire transfer such debit amount to the Administrative Agent.

(b) Subject to the provisions of Section 8.2, (i) the Administrative Agent will not accept any payment from the Commercial Paper Account in respect of any Obligation then owing to the Administrative Agent and the Lenders prior to 1:30 p.m., New York City time, on the date such Obligation becomes due and payable, and (ii) the Administrative Agent will not request the Depositary to debit the Commercial Paper Account for any payment in respect of any Obligation then owing to the Administrative Agent and the Lenders prior to 1:30 p.m., New York City time, on the date such Obligation becomes due and payable.

(c) The Borrower agrees that it will maintain, on each CP Maturity Date, in the Commercial Paper Account, immediately available funds in an aggregate amount equal to not less than the aggregate Face Amount of all CP Notes maturing on such day; provided, that in determining the amount of immediately available funds in the Commercial Paper Account on any day for purposes of this paragraph (c), there shall be included amounts on deposit in the Payment Account on such day and amounts payable at or before 5:00 p.m., New York City time, on account of the purchase price of CP Notes duly issued and delivered on such day in accordance with the provisions of this Agreement and the Depositary Agreement and to be deposited in the Commercial Paper Account.

Section 3.4. Letter of Credit Account. The Depositary has established at its corporate trust office in New York, New York a special purpose non-interest bearing trust account identified as the NATC California Letter of Credit Account (the “Letter of Credit Account”). The Letter of Credit Account is in the name of the Depositary, for the benefit of the holders of the CP Notes, and under the exclusive control of the Depositary. Except for the holders of the CP Notes and the Depositary, no Person shall have any legal or beneficial interest in the Letter of Credit Account or any funds on deposit in the Letter of Credit Account. The funds in the Letter of Credit Account shall be subject to withdrawal solely by the Depositary, as paying agent in respect of the CP Notes, and solely for the purpose of paying matured CP Notes in respect of which the Depositary has made a drawing under the Letter of Credit. All payments by the Administrative Agent under the Letter of Credit with respect to CP Notes shall be made directly to the Letter of Credit Account and no funds in the Letter of Credit Account shall be commingled with monies from any other source.

The Depositary is required to record the date and time of receipt of each such deposit in the Letter of Credit Account and to keep accurate records of each disbursement therefrom. The Administrative Agent agrees that all L/C Payments shall be made with the general funds of the Administrative Agent and that no L/C Payments shall in any way be contingent upon or drawn from amounts on deposit in the Commercial Paper Account or the Payment Account or amounts on deposit in any account maintained by the Borrower with the Administrative Agent or from any other Property of the Borrower (including without limitation any Collateral). The Administrative Agent further agrees that no CP Notes shall be paid except in the manner provided in the Depositary Agreement.

Section 3.5. Attachments. Anything herein to the contrary notwithstanding, if the Payment Account, the Commercial Paper Account or the Letter of Credit Account or any funds on deposit in, or otherwise to the credit of, the Payment Account, the Commercial Paper Account or the Letter of Credit Account are subject to any writ, order, judgment, warrant of attachment, execution or similar process or stay or other similar legal restraint, the Borrower shall not be permitted to issue or sell CP Notes so long as such writ, order, judgment, warrant of attachment, execution or similar process or stay or other legal restraint remains in effect.

Section 3.6. Change in Law Applicable to the Letter of Credit or CP Notes. In the event that any restrictions are determined to be applicable to, or are imposed upon, the Administrative Agent or the Borrower by any present or future law or regulation of any Governmental Authority, including without limitation any legal lending limits imposed by any law or regulation of the United States or any State thereof, which, in the opinion of counsel to the Administrative Agent or any Lender, prohibits the Administrative Agent from issuing or maintaining the Letter of Credit or would prohibit the issuance or the sale by the Borrower of CP Notes supported by the Letter of Credit, the Administrative Agent or the Borrower, as applicable, shall promptly give notice thereof to the Administrative Agent (which in turn will give notice to the Lenders), the Dealer, the Depositary and the Borrower, and, upon the giving of such notice, the Borrower’s right to issue CP Notes supported by the Letter of Credit shall terminate.

Section 3.7. Effect on the Letter of Credit. Anything in this Agreement or any of the other Loan Documents to the contrary notwithstanding, no termination or reduction of the Commitments pursuant to the terms of this Agreement or delivery of notice to cease issuing CP Notes pursuant to the terms of this Agreement, including without limitation as a result of the provisions of Section 3.6, shall affect, terminate or reduce (a) the liability of the Administrative Agent under the Letter of Credit with respect to any CP Notes validly issued in accordance with the terms and provisions of the Depositary Agreement or (b) the obligations hereunder of the Borrower with respect to any L/C Payment, any Reimbursement Obligation or any Loan.

Section 3.8. Cessation of Issuance. If (a) the Administrative Agent shall determine that a Market Disruption Event referred to in clause (1) of the definition of such term has occurred or (b) the Borrower shall determine (based upon information provided by the Dealer) that a Market Disruption Event referred to in clause (2) or (3) of the definition of such term has occurred, the Administrative Agent or the Borrower, as applicable, shall promptly give instructions (“Market Disruption Instructions”) to the Depositary to cease issuing and delivering CP Notes (and the Administrative Agent or the Borrower, as applicable, shall promptly notify each other party to this Agreement and the Dealer of such action), and the Borrower will forthwith cease issuing CP Notes.

Section 3.9. Cessation of Market Disruption Event. If Market Disruption Instructions are given pursuant to Section 3.8, and subsequently the Administrative Agent or the Borrower, as applicable, shall determine that the underlying Market Disruption Event has ceased (in the case of any such determination by the Borrower, based on information provided by the Dealer), the Administrative Agent or the Borrower, as applicable, shall promptly provide notice of such cessation to each other party to this Agreement and the Dealer. Upon receipt of such notice, the Depositary shall resume issuing and delivering CP Notes, subject to the terms and conditions of this Agreement and the Depositary Agreement.

Section 3.10. Notice to Depositary. To enable the Depositary to determine the Maximum Commercial Paper Amount from time to time, the Administrative Agent shall send to the Depositary a notice by facsimile or, failing that, by hand, in substantially the form of Exhibit G at the close of business each day on which (a) any L/C Payment has not been reimbursed by the Borrower at or prior to 5:00 p.m., New York City time, on the day such L/C Payment was made, (b) Reimbursement Obligations have been converted to Loans hereunder, (c) the Administrative Agent has received monies in payment or prepayment of outstanding Loans or unreimbursed L/C Payments or (d) the aggregate amount of the Commitments changes.

Section 3.11. Maximum Interest or Discount. Anything in this Agreement or the Depositary Agreement to the contrary notwithstanding, the Borrower shall not issue any CP Notes if the discount from the sale price would be in excess of any maximum permitted by applicable law.

ARTICLE IV

CONDITIONS PRECEDENT TO EFFECTIVENESS OF AGREEMENT, ISSUANCE OF

LETTER OF CREDIT AND EXTENSIONS OF CREDIT

Section 4.1. Conditions To Effectiveness of Agreement and Issuance of Letter of Credit. The effectiveness of this Agreement and the obligation of the Administrative Agent to issue the Letter of Credit shall be subject to the condition precedent that the Administrative Agent shall have received, on or prior to the Closing Date, the following documents, each of which shall be in form and substance satisfactory to the Administrative Agent:

(a) Letter of Credit Facility Transaction:

(i) Agreement. Counterparts of this Agreement duly executed by the parties hereto.

(ii) Notes. A duly executed Note payable to the order of each requesting Lender in the principal amount of such Lender’s Commitment.

(iii) Security Agreement. The Security Agreement, duly executed by the Borrower, together with (i) delivery of the Purchase Note and the Purchase L/C, (ii) such evidence (including without limitation evidence of the filing of appropriate UCC-1 financing statements) as the Administrative Agent may require as to the perfection and first priority of the security interest created by the Security Agreement in the Collateral, and (iii) an undated instrument of transfer in form and substance satisfactory to the Administrative Agent providing for the transfer of the Purchase Note to the Administrative Agent (provided that no transfer of the Purchase Note shall be effected pursuant to such undated instrument of transfer except in accordance with Section 8 of the Security Agreement), a Notice of Transfer in the form of Annex A attached as Annex A to the Purchase L/C, duly completed and executed by the Borrower and dated the date hereof, providing for the transfer of the Purchase L/C to the Administrative Agent, and evidence that the Purchase L/C has been validly and unconditionally transferred by the Borrower to the Administrative Agent.

(iv) Parent Guarantee. The Parent Guarantee, duly executed and delivered by the Parent Guarantor.

(v) Payment Account. Evidence of the establishment of the Payment Account.

(vi) Organizational Documents, Resolutions and Incumbency Certificates. Certified copies of the organizational documents and limited liability company agreement of the Borrower and the Parent Guarantor, certified resolutions of the Board of Managers of the Borrower and of the Board of Directors of the Parent Guarantor authorizing the Transactions and a certificate of the secretary or assistant secretary of the Borrower and the Parent Guarantor certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party.

(vii) Good Standing Certificates. Certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of the Borrower and the Parent Guarantor and each other jurisdiction where the Borrower is required to be qualified to do business as a foreign entity.

(viii) Opinions of Borrower’s Counsel. An opinion or opinions of counsel to the Borrower and the Parent Guarantor acceptable to the Administrative Agent, dated the Closing Date, in substantially the form of Exhibit H and addressing the bankruptcy remoteness of the Borrower, addressed to the Administrative Agent, the Lenders, the Depositary, the Dealer and the relevant rating agencies, or, with respect to the rating agencies, providing that copies thereof may be provided to and examined by them.

(ix) Consents and Approvals. Certified copies of all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower and the Parent Guarantor in connection with the Transactions, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired and no investigation or inquiry by any governmental authority regarding the Transactions shall be ongoing.

(x) Financial Information. The following financial information: (a) the unaudited balance sheet of the Borrower for the fiscal year ended January 1, 2005, (b) the unaudited balance sheet of the Borrower for the fiscal quarter ended July 2, 2005, (c) the financial statements of the Parent Guarantor for the fiscal years ended 2004, 2003, and 2002, including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, (d) the financial statements of the Parent Guarantor for the fiscal quarters ended in 2005 for which financial statements have been prepared and are published or filed prior to the Closing Date, including balance sheets, income and cash flow statements prepared in conformity with GAAP, and (e) such other financial information of the Borrower as the Administrative Agent shall reasonably request.

(xi) Certificate Regarding No Defaults and Representations and Warranties. A certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower and of the Parent Guarantor, certifying that after giving effect to the Transactions, (A) no Default or Event of Default exists on and as of the Closing Date and (B) the representations and warranties of the Borrower contained herein and of the Parent Guarantor in the Parent Guarantee are true and correct on and as of the Closing Date.

(xii) Payment of Fees and Expenses. Evidence that the Borrower has paid all fees and expenses then due and payable under this Agreement and the Fee Letter.

(xiii) Material Adverse Effect. Evidence satisfactory to the Administrative Agent that no event or development having a Material Adverse Effect shall have occurred since the date of the Borrower’s formation other than the effect of the transactions contemplated under the Loan Documents or under the Existing Loan Documents.

(b) Commercial Paper Program Transaction:

(i) Depositary Agreement. The Depositary Agreement, duly executed by the Depositary, the Administrative Agent and the Borrower, together with evidence of establishment of the Commercial Paper Account and the Letter of Credit Account.

(ii) Dealer Agreement. The Dealer Agreement, duly executed by the Dealer and the Borrower.

(iii) Payoff and Release Letters and Repayment of Outstanding Commercial Paper. Copies of duly executed payoff and release letters, in form and substance satisfactory to Administrative Agent, executed by the Borrower, the Parent Guarantor, the Dealer and JPMorgan Chase Bank, N.A., in its capacities as the Administrative Agent and the Administrative Agent under the Existing Credit Agreement, and JPMorgan Chase Securities Inc. (as successor to Chase Securities Inc.), in its capacities as the Depositary and the Dealer under the Existing Commercial Paper Program, evidencing (i) the termination of the Existing Credit Agreement and the other Existing Loan Documents (other than the Existing Hedging Agreement) and the payment and satisfaction in full of all Indebtedness and other obligations of the Borrower and of the Parent Guarantor outstanding thereunder, and (ii) the termination of the Existing Commercial Paper Program and the payment and satisfaction in full of all commercial paper notes issued and outstanding thereunder and all other obligations of the Borrower outstanding under or in connection with the Existing Commercial Paper Program; together with UCC-3 or other appropriate termination statements or releases, in form and substance satisfactory to Administrative Agent, releasing all liens of the Administrative Agent under (and as defined in) the Existing Credit Agreement upon any of the Property of the Borrower.

(iv) Effectiveness of Commercial Paper Program. Evidence satisfactory to the Administrative Agent in its sole discretion that all conditions to the effectiveness of the Commercial Paper Program have been satisfied.

(c) Purchase L/C Transaction:

(i) Issuance of Purchase L/C and Delivery of Certain Purchase Documents. Evidence that the Purchase L/C has been validly issued by the Purchase L/C Bank and certified copies of the Pledge Agreement, the Reimbursement Agreement and the other documents required to be executed or delivered in accordance with the terms of the Reimbursement Agreement upon or prior to the issuance of the Purchase L/C.

(ii) Pledged TD. Evidence of the establishment of the Pledged TD.

(iii) Consents. The Consents, duly executed by the Maker and the Purchase L/C Bank, respectively.

(iv) Opinions as to Purchase Documents. Opinions of counsel to each of the Maker and the Purchase L/C Bank addressed to the Administrative Agent and the Borrower, as to the legality, validity, binding effect and enforceability of the Pledge Agreement, the Reimbursement Agreement, the Purchase Note and the Purchase L/C and such other matters (including without limitation the bankruptcy remoteness of the Maker) as the Administrative Agent may reasonably require.

(d) Borrower Hedging Agreement. The Borrower Hedging Agreement, duly executed by the Borrower.

(e) Existing Hedging Agreement. Evidence satisfactory to the Administrative Agent that the Existing Hedging Agreement remains in full force and effect on the Closing Date and a letter agreement executed by the Borrower and JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank) in favor of the Administrative Agent pursuant to which the Borrower irrevocably authorizes and directs JPMorgan Chase Bank, N.A., and JPMorgan Chase Bank, N.A. agrees, to remit all payments due and payable from time to time to the Borrower under the Existing Hedging Agreement to the Payment Account.

(f) Other Loan Documents. The Administrative Agent, the Dealer and the Depositary shall have received such other documents, certificates or information as the Administrative Agent, the Required Lenders, the Dealer or the Depositary may reasonably request, all in form and substance reasonably satisfactory to the requesting Person or Persons.

Section 4.2. Conditions to Issuance of Letter of Credit and each Conversion. The obligation of the Administrative Agent to issue the Letter of Credit and any conversion of Reimbursement Obligations to Loans shall be subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Borrower contained herein and of the Parent Guarantor in the Parent Guarantee shall be true and correct on and as of the date of each such event with the same effect as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on the date of such event or shall come into existence as a result thereof or the use of the proceeds thereof.

(c) Change of Conditions. No introduction of nor any change in the interpretation of any law or regulation shall have occurred that would make it unlawful for the Lenders or the Administrative Agent to perform their obligations under this Agreement.

(d) Depositary Instructions. The Borrower shall have (i) not revoked or in any way modified the instructions to establish the accounts as set forth in Sections 1(a) and 1(c) of the Depositary Agreement or (ii) received a notice of the kind referred to in the last sentence of Section 1(b) of the Depositary Agreement.

(e) Commitments. After giving effect to (i) each issuance of CP Notes and each conversion of Reimbursement Obligations to Loans and each unreimbursed L/C Payment on such day, and (ii) the prepayment or repayment of any L/C Payments, Loans, Reimbursement Obligations and CP Notes on such day, the aggregate Outstanding Extensions of Credit shall not exceed the sum of the Commitments in effect on such day.

The issuance of the Letter of Credit and each conversion of Reimbursement Obligations hereunder shall constitute a representation by the Borrower that the foregoing conditions have been satisfied on and as of the date of such event.

Section 4.3. Conditions to each Issuance of CP Notes. The right of the Borrower to issue CP Notes shall be subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Borrower contained herein and of the Parent Guarantor in the Parent Guarantee shall be true and correct on and as of the date of each such event with the same effect as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on the date of such event or shall come into existence as a result thereof or the use of the proceeds thereof.

(c) Change of Conditions. No introduction of nor any change in the interpretation of any law or regulation shall have occurred that would make it unlawful for the Lenders or the Administrative Agent to perform their obligations under this Agreement.

(d) Depositary Instructions. The Borrower shall have (i) not revoked or in any way modified the instructions to establish the accounts as set forth in Sections 1(a) and 1(c) of the Depositary Agreement or (ii) received a notice of the kind referred to in the last sentence of Section 1(b) of the Depositary Agreement.

(e) Depositary. No default in the performance or observance of any term, covenant or condition on the part of the Depositary to be performed or observed hereunder or under the Depositary Agreement shall have occurred and be continuing or would come into existence as a result of such issuance.

(f) Offering Memorandum. The Administrative Agent shall have received a copy acceptable to it of each offering memorandum to be used by the Dealer in connection with the offer and sale of CP Notes.

(g) Commitments. After giving effect to (i) each issuance of CP Notes and each conversion of Reimbursement Obligations to Loans and each unreimbursed L/C Payment on such day, and (ii) the prepayment or repayment of any L/C Payments, Loans, Reimbursement Obligations and CP Notes on such day, the aggregate Outstanding Extensions of Credit shall not exceed the sum of the Commitments in effect on such day.

Each issuance of CP Notes shall constitute a representation by the Borrower that the foregoing conditions have been satisfied on and as of the date of such event.

Section 4.4. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article IV, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to induce the Lenders and the Administrative Agent to make the Extensions of Credit provided for herein, the Borrower makes the following representations and warranties to the Lenders and the Administrative Agent, all of which shall survive the execution and delivery of this Agreement:

Section 5.1. Organization; Powers. The Borrower is a single member limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. The Borrower will be disregarded for Federal income tax purposes.

Section 5.2. Authorization; Enforceability.

(a) The making and performance by the Borrower of the Loan Documents to which it is a party, the issuance of CP Notes and the other Transactions are within the Borrower’s limited liability company powers and have been duly authorized by all necessary limited liability company action on the part of the Borrower.

(b) Each of the Loan Documents to which the Borrower is a party has been duly executed and delivered by the Borrower and constitutes, and each CP Note and each Note when duly executed and delivered in accordance herewith will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any agreement or instrument binding upon the Borrower or any of its Property, or give rise to a right thereunder to require any payment to be made by the Borrower, and (d) other than the Lien created by the Security Agreement, will not result in the creation or imposition of any Lien on any Property of the Borrower.

Section 5.4. Investment and Holding Company Status. The Borrower is not (a) an “investment company” or “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

Section 5.5. Margin Regulations. None of the proceeds of the Letter of Credit, the Loans or the CP Notes will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulation U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 5.6. No Material Adverse Effect. No Material Adverse Effect has occurred since the date of formation of the Borrower other than the effect of the transactions contemplated under the Loan Documents or under the Existing Loan Documents.

Section 5.7. Properties. The Borrower has good and indefeasible title to, or valid leasehold interests in, all its Property material to its business, subject only to the Lien created by the Security Agreement, and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted. All leases that individually or in the aggregate are material to the business or operations of the Borrower are valid and subsisting and are in full force.

Section 5.8. Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions.

Section 5.9. Compliance with Laws and Agreements. The Borrower is in compliance with all Requirements of Law and all judgments, decrees and orders of any Governmental Authority applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 5.10. Taxes. The Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.11. Subsidiaries; Investments; Indebtedness.

(a) Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries.

(b) Investments. As of the Closing Date, the Borrower has no Investments other than Permitted Investments.

(c) Indebtedness. As of the Closing Date, the Borrower has no Indebtedness other than Indebtedness created hereunder, under the CP Notes, under the Borrower Hedging Agreement and under the Existing Hedging Agreement.

Section 5.12. Financial Statements. The Borrower has furnished to each Bank (i) the unaudited balance sheets of the Borrower as of July 1, 2005; (ii) the audited consolidated balance sheets of the Parent Guarantor as of December 28, 2002, January 3, 2004 and January 1, 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years then ended, accompanied by an opinion of the Parent Guarantor’s independent public accountants to the effect that such financial statements present fairly in all material respects the consolidated financial condition and results of operations of the Parent Guarantor in accordance with GAAP consistently applied; and (iii) the unaudited consolidated balance sheet of the Parent Guarantor as of June 30, 2005, and the related unaudited consolidated statements of income and changes in financial position or the fiscal quarter and year-to-date period then ending, accompanied by a certificate of a senior financial officer of the Parent Guarantor to the effect that such financial statements fairly present in all material respects the financial condition and results of operations of the Parent Guarantor in accordance with GAAP consistently applied, subject to normal year-end audit adjustments.

Section 5.13. Insolvency. After giving effect to the Transactions, the Borrower will be “solvent”; and for purposes hereof, the term “solvent” shall mean that (a) the fair value of the Property of the Borrower is greater than the total amount of its liabilities (including contingent liabilities), (b) the present fair saleable value of its Property is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (d) the Borrower is not engaged in a business for which the Borrower’s Property would constitute an unreasonably small capital.

Section 5.14. Activities. Since the date of formation of the Borrower, the Borrower has taken all steps required by its certificate of formation and limited liability company agreement to continue the Borrower’s identity as a separate legal entity and to make it apparent to other Persons that the Borrower is an entity with assets and liabilities distinct from those of any other Person. Without limiting the generality of the foregoing, since the date of formation of the Borrower, the Borrower has (i) been a limited purpose company whose activities have been restricted in its certificate of incorporation and by-laws to those activities permitted by Section 8.12 of the Existing Credit Agreement or by Section 7.12 hereof, (ii) maintained books, records, accounts, assets and financial statements separate from any other Person and otherwise held itself out as an entity separate from any other Person (and corrected any known misunderstanding regarding such separate identity) and not (a) identified itself as a division of any other Person or (b) commingled its funds with any funds of any other Person, (iii) conducted its own business and hold all of its assets in its own name, (iv) paid its own employees (if any) and liabilities out of its own funds, (v) observed all formalities required by its certificate of formation and limited liability company agreement, (vi) allocated fairly and reasonably overhead for any shared office space, (vii) maintained adequate capital, to the extent necessary in the light of its business operations and (viii) been treated as a disregarded entity for tax purposes.

Section 5.15. OFAC and Patriot Act. Neither the issuance of the Letter of Credit nor the use of the proceeds of any of the Loans, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order (Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or any enabling legislation or executive order relating to any of the same. Without limiting the generality of the foregoing, the Borrower: (a) is not and will not become a blocked person described in Section 1 of Anti-Terrorism Order; and (b) does not knowingly or will knowingly engage in any dealings or transactions or be otherwise knowingly associated with any such blocked person. The Borrower is in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism Act (USA Patriot Act of 2001).

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as this Agreement is in effect and until all of the Obligations are paid in full, the Letter of Credit expires or is terminated and the Commitments are terminated, the Borrower shall:

Section 6.1. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (with sufficient copies for each Lender):

(a) within 90 days after the end of each fiscal year of the Parent Guarantor, the audited balance sheet and related statements of operations, stockholders’ equity and cash flows of the Parent Guarantor as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by an opinion of independent public accountants satisfactory to the Administrative Agent to the effect that such financial statements present fairly in all material respects the consolidated financial condition and results of operations of the Parent Guarantor in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Guarantor, the audited consolidated balance sheet and related consolidated statements of income and changes in financial position of the Parent Guarantor, as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a senior financial officer of the Parent Guarantor to the effect that such financial statements fairly present in all material respects the financial condition and results of operations of the Parent Guarantor in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a senior financial officer of the Borrower certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and setting forth reasonably detailed calculations demonstrating compliance with Section 6.12;

(d) promptly following the Borrower’s receipt thereof, any and all notices and other communications under or in connection with the Purchase Note or the Purchase L/C and of any Event of Default under the Purchase Note; and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of this Agreement and the other Loan Documents and Purchase Documents, as the Administrative Agent or any Lender may reasonably request.

Promptly after receipt of documents specified in this Section 6.1, the Administrative Agent shall forward such documents to the Lenders (or, in the case of clause (e) above, to the applicable Lenders).

Section 6.2. Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice (and in any event within five Business Days after the Borrower acquires knowledge thereof) of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under clauses (a), (b) or (c) of this Section shall be accompanied by a statement of a senior financial officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. In addition, the Borrower shall furnish to each of S&P and Moody’s, promptly upon obtaining knowledge thereof, written notice of any downgrade by S&P or Moody’s of the ratings by S&P or Moody’s for the short-term obligations of the Administrative Agent.

Section 6.3. Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

Section 6.4. Compliance with Laws. The Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 6.5. Payment of Obligations. The Borrower will pay its obligations, including Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 6.6. Books and Records; Inspection Rights. The Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required.

Section 6.7. Maintenance of Properties; Insurance. The Borrower will keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to maintain such Property would not reasonably be expected to result in a Material Adverse Effect.

Section 6.8. Use of Proceeds. The Borrower will use the proceeds of the initial issuance of CP Notes solely to reimburse JPMorgan Chase Bank, N.A. for a drawing under the Letter of Credit (as defined in the Existing Credit Agreement), the proceeds of which drawing shall have been applied to repay in full all commercial paper of the Borrower outstanding under the Existing Commercial Paper Program on the Closing Date. The Borrower will use the proceeds of all subsequent issuances of CP Notes solely to reimburse the Administrative Agent for L/C Payments and to pay other Obligations.

Section 6.9. Performance of Principal Agreements. The Borrower will maintain each Purchase Document in full force and effect and not grant any waiver thereunder unless so instructed by the Administrative Agent, enforce each Purchase Document in accordance with its terms, and take all action as may be from time to time reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) to request and obtain information and reports required to be provided by each other party to each Purchase Document.

Section 6.10. Activities. The Borrower will take all steps required by its certificate of formation and limited liability company agreement and this Agreement or reasonably required by the Administrative Agent to continue the Borrower’s identity as a separate legal entity and to make it apparent to other Persons that the Borrower is an entity with assets and liabilities distinct from those of any other Person. Without limiting the generality of the foregoing and the other provisions of this Agreement or any other Loan Document, the Borrower will (i) be a limited purpose company whose activities are restricted in its certificate of incorporation and by-laws to those activities permitted by Section 7.12, (ii) maintain books, records, accounts, assets and financial statements separate from any other Person and otherwise hold itself out as an entity separate from any other Person (and correct any known misunderstanding regarding such separate identity) and not (a) identify itself as a division of any other Person or (b) commingle its funds with any funds of any other Person, (iii) conduct its own business and hold all of its assets in its own name, (iv) pay its own employees (if any) and liabilities out of its own funds, (v) observe all formalities required by its certificate of formation and limited liability company agreement, (vi) allocate fairly and reasonably overhead for any shared office space, and (vii) maintain adequate capital, to the extent necessary in the light of its business operations. The Borrower will be treated as a disregarded entity for tax purposes.

Section 6.11. Further Assurances. (a) The Borrower will:

(i) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including without limitation filing Uniform Commercial Code and other financing statements) that the Required Lenders or the Administrative Agent may reasonably request in order to effectuate the Transactions and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Agreement.

(ii) Take such action from time to time as shall be necessary to ensure that the Collateral is subject to a valid first and prior perfected security interest pursuant to the Security Agreement.

(iii) Promptly take all such actions as the Administrative Agent may reasonably direct to exercise its rights under the Reimbursement Agreement.

(iv) If, for any reason, the long-term debt of the Purchase L/C Bank ceases to be rated at least “A” by S&P or ceases to be rated at least “A2” by Moody’s, the following provisions shall apply: The Borrower shall have a period of 60 days to propose to the Administrative Agent one or more alternative Purchase L/C Bank(s) to replace the existing Purchase L/C Bank, such alternative institution(s) to have a long-term debt rating of at least “A” by S&P and “A2” by Moody’s. The Administrative Agent shall promptly advise the Lenders of each such alternative proposed by the Borrower. The Lenders agree to consider each such alternative institution with reasonable promptness and to advise the Administrative Agent whether such alternative institution is acceptable to it; provided that rejection by a Lender of any such alternative shall be based on reasonable grounds, such as internal credit limits of such Lender. If during such 60-day period the Required Lenders and the Borrower agree upon one of the alternatives proposed by the Borrower, the Administrative Agent shall promptly so notify the Borrower and the Borrower shall promptly take all such steps as are required pursuant to the Purchase Note to replace the Purchase L/C Bank with such alternative institution. If during such 60-day period the Required Lenders have not accepted any of the alternative institutions proposed by the Borrower, the Required Lenders shall, through the Administrative Agent, specify to the Borrower a replacement Purchase L/C Bank, and the Borrower shall promptly take all such steps as are required pursuant to the Purchase Note to replace the Purchase L/C Bank with such alternative institution; provided, that in selecting such replacement Purchase L/C Bank, the Lenders agree that they will use reasonable efforts to assure that the fees and other costs to be charged by such replacement Purchase L/C Bank for its services as Purchase L/C Bank are reasonably consistent with the market for such services at the time.

(b) If the Borrower fails to take any action that it is instructed to take pursuant to this Section 6.11 after five Business Days’ written notice, the Administrative Agent is irrevocably authorized to take such action on behalf of the Borrower, which authorization is irrevocable and coupled with an interest.

Section 6.12. Fixed Charges Coverage Ratio. The Borrower will cause the Fixed Charges Coverage Ratio for each Payment Period to be at all times at least 1.0 to 1.0.

Section 6.13. Additional Information. The Borrower will promptly provide the Dealer with such updated information as may be necessary to ensure that any offering memorandum used in connection with the offer and sale of CP Notes (when taken together with such updated information) does not contain an untrue statement of a material fact or omit a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 6.14. Other Obligations. The Borrower will comply with all of its obligations under the Depositary Agreement and the Dealer Agreement, ensure that no amendment will be made thereto without the consent of the Administrative Agent and ensure that there is at all times an issuing agent and a paying agent for the CP Notes in New York, New York.

Section 6.15. Securities Act. The Borrower will sell and offer to sell CP Notes only in compliance with the registration provisions of the Securities Act of 1933, as amended, or pursuant to an exemption under Section 3 or Section 4 thereof, and in compliance with the registration or qualification provisions of the securities laws of any state or foreign country having jurisdiction.

Section 6.16. Solvency. After giving effect to the issuance of CP Notes and the use of proceeds thereof, the Borrower will be “solvent”; and for purposes hereof, the term “solvent” shall mean that (a) the fair value of the Property of the Borrower is greater than the total amount of its liabilities (including contingent liabilities), (b) the present fair saleable value of its Property is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (d) the Borrower is not engaged in a business for which the Borrower’s Property would constitute an unreasonably small capital.

Section 6.17. Hedging Transactions. The Borrower will maintain the Existing Hedging Agreement and the Borrower Hedging Agreement in full force and effect at all times during their respective terms. The Borrower will not amend, modify or supplement the Existing Hedging Agreement without the prior written consent of the Administrative Agent.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as this Agreement is in effect and until all of the Obligations are paid in full, the Letter of Credit expires or is terminated and the Commitments are terminated, the Borrower shall:

Section 7.1. Offering Memorandum. The Borrower will not include any information relating to the Administrative Agent, the Arranger, the Dealer, any Lender or the facilities provided for herein in any offering memorandum used in the offering or sale of CP Notes unless such information is approved in writing by the Administrative Agent, the Arranger, the Dealer, or such Lender, as the case may be, prior to its inclusion in such offering memorandum.

Section 7.2. Amendment of Documents. The Borrower will not consent to, agree to, or otherwise acquiesce in, the amendment or modification of or any waiver under any Purchase Document or terminate the Purchase L/C without the prior written consent of the Administrative Agent acting on behalf of the Lenders, provided, that nothing herein shall be deemed to prevent the Borrower from exercising its rights under the Purchase Note to (i) divide the Purchase Note into notes of smaller denominations and obtain replacement notes pursuant to the terms thereof and (ii) to cause the Purchase L/C Bank to issue multiple Purchase L/Cs in the aggregate face amount of such replacement notes. The Administrative Agent shall comply with Section 9.9 in connection with any such division.

Section 7.3. Concerning the CP Notes. The Borrower will not permit any CP Note to have a stated date of maturity more than 270 days after its date of issuance, or to mature on a date after the Business Day before the Stated Termination Date.

Section 7.4. Indebtedness. The Borrower will not create, incur, assume or permit to exist any Indebtedness, except Indebtedness hereunder, under the CP Notes and under the Borrower Hedging Agreement, and except any refinancing of the full amount of the Obligations hereunder.

Section 7.5. Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the Liens created by the Security Agreement, and except for taxes, assessments and other governmental charges which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

Section 7.6. Prohibition on Fundamental Changes. (a) The Borrower will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

(b) The Borrower will not acquire any business or Property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of Property necessary to the conduct of the activities permitted by Section 7.12 hereof, provided, that nothing in this clause (b) shall be deemed to prevent the Borrower from receiving capital contributions.

(c) The Borrower will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or Property, whether now owned or hereafter acquired.

(d) The Borrower will not amend or modify, or permit the amendment or modification of, its certificate of formation or limited liability company agreement or engage in any business other than as expressly permitted by Section 7.12 hereof.

(e) The Borrower will not create, acquire or otherwise own any Subsidiary.

(f) The Borrower will not take any action to effect replacement of the Purchase L/C Bank except as provided in Section 6.11(a)(iv), and will not take any action to draw on the Purchase L/C except as expressly instructed by, or with the prior written consent of, the Administrative Agent.

Section 7.7. Investments. The Borrower will not make or permit to remain outstanding any Investments except Permitted Investments.

Section 7.8. Distributions. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any dividend payment in respect of its membership interests, or any other distribution in respect thereof, or redeem or repurchase any thereof.

Section 7.9. Transactions with Affiliates. The Borrower will not sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except the Transactions and except for the sharing of office space in the ordinary course of business.

Section 7.10. Capital Expenditures. The Borrower will not make any capital expenditures.

Section 7.11. Sale and Lease-Back Transactions. The Borrower will not enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

Section 7.12. Business Activities. The Borrower will not engage in any business activities other than (a) making, owning, controlling and disposing of Permitted Investments (including without limitation any investment earnings thereon), (b) holding, maintaining and managing the Collateral pursuant to the terms and conditions set forth in the Security Agreement, (c) issuing CP Notes and complying with its obligations under the Loan Documents and (d) activities directly incidental to any of the foregoing.

Section 7.13. Bankruptcy. The Borrower will not, without the approval of each of its managers, (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other similar relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition seeking (a) liquidation, reorganization or other similar relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; or (vi) take any action for the purpose of effecting any of the foregoing.

Section 7.14. Separate Credit. The Borrower will not hold out its credit as being available to satisfy the obligations of any other Person.

Section 7.15. Use of Proceeds. The Borrower will not use any of the proceeds of the Letter of Credit, the Loans or the CP Notes for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System or to extend credit to others for any such purpose and will not engage in, or maintain as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any such margin stock.

Section 7.16. Accounting Changes. The Borrower will not change its fiscal year.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Events of Default. The following specified events shall be “Events of Default” for all purposes of this Agreement:

(a) the Borrower shall fail to pay when due any amount owing to the Administrative Agent under this Agreement (including, without limitation, any unreimbursed L/C Payment), or any principal amount owing to any Lender (including, without limitation, any Reimbursement Obligation that is not converted to a Loan pursuant to Section 2.2 or the principal amount of any Loan); or the Borrower shall fail to pay when due any interest or other amount whatsoever payable by it hereunder, under the other Loan Documents or under the Existing Hedging Agreement within three (3) Business Days after the same shall become due and payable; or

(b) Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or by the Parent Guarantor in the Parent Guarantee or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any of the other Loan Documents shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) The Borrower shall default in the observance or performance of any covenant contained in Article VI (other than Sections 6.6, 6.10 or 6.11(a)(iv)) or Article VII; or the Borrower shall fail to comply with its obligations under Section 6.11(a)(iv) and such failure shall continue for a period of 45 days; or

(d) The Borrower shall default in the observance or performance of any other covenant or agreement contained in this Agreement or any other Loan Document (other than as provided in Sections 8.1(a), 8.1(b) and 8.1(c)), or the Parent Guarantor shall default in the observance or performance of any other covenant or agreement contained in the Parent Guarantee, and such default shall in any case continue unremedied for a period of 30 days; or

(e) (i) The Borrower, the Parent Guarantor, the Maker or the Purchase L/C Bank shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) in any jurisdiction seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower, the Parent Guarantor, the Maker or the Purchase L/C Bank shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, the Parent Guarantor, the Maker or the Purchase L/C Bank any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower, the Parent Guarantor, the Maker or the Purchase L/C Bank in any jurisdiction any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower, the Parent Guarantor, the Maker or the Purchase L/C Bank shall take any action in furtherance of, or consenting to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower, the Parent Guarantor, the Maker or the Purchase L/C Bank shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f) One or more judgments or decrees shall be entered against the Borrower in any jurisdiction involving in the aggregate a liability (not paid or fully covered by insurance) of $250,000 (or an amount in another currency equivalent thereto) or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 90 days from the entry thereof; or

(g) Any Event of Default as defined in the Purchase Note, as in effect on the Closing Date, shall occur; or

(h) The Commercial Paper Account or the Letter of Credit Account or funds on deposit in, or otherwise to the credit of, the Commercial Paper Account or the Letter of Credit Account shall be subject to any writ, order, judgment, warrant of attachment, execution or similar process or stay or other similar legal restraint; or

(i) the Parent Guarantor shall cease to own and control, directly or indirectly, 100% of the membership interests of the Borrower; or

(j) any of the Loan Documents to which the Borrower is a party shall cease, for any reason, to be in full force and effect, or the Borrower shall repudiate any of its obligations thereunder, or any Lien created by any of the Loan Documents in favor of the Administrative Agent shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than as a result of any termination or partial release by the Administrative Agent of any Uniform Commercial Code financing statement); or

(k) the Parent Guarantee shall cease, for any reason, to be in full force and effect, or the Parent Guarantor shall repudiate any of its obligations thereunder.

Section 8.2. Remedies. (a) If such event is an Event of Default specified in Section 8.1(e) with respect to the Borrower or the Parent Guarantor, then (i) (A) automatically, the Commitments shall terminate (subject to the last paragraph of this Section 8.2), (B) the Administrative Agent shall deliver a Notice of Termination to the Depositary in the form of Annex B to the Letter of Credit, (C) automatically, the unpaid principal amount of the Reimbursement Obligations and Loans, together with accrued interest thereon and any fees and all other Obligations payable hereunder, shall immediately become due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding and (D) the Borrower shall immediately pay to the Administrative Agent an amount equal to the Administrative Agent’s total potential obligations under the Letter of Credit for which demand thereunder has not at the time been made, which amount shall in no event be less than the aggregate amount required to pay in full the Face Amount of all outstanding CP Notes (and the Administrative Agent shall promptly cause to be deposited in the Commercial Paper Account any such amount so received), and (ii) the Administrative Agent may, and at the direction of the Required Lenders shall, instruct the Depositary to cease issuing CP Notes as provided in the Depositary Agreement; and

(b) If such event is an Event of Default other than one specified in Section 8.1(e) with respect to the Borrower or the Parent Guarantor and is continuing, then the Administrative Agent may, and at the direction of the Required Lenders shall, do any or all of the following: (i) terminate forthwith the Commitments (subject to the last paragraph of this Section 8.2), (ii) direct the Administrative Agent to terminate the Letter of Credit in accordance with the provisions thereof and deliver notice to the Depositary of such termination pursuant to the Letter of Credit, (iii) direct the Borrower immediately to pay to the Administrative Agent an amount equal to the Administrative Agent’s potential obligations under the Letter of Credit for which demand thereunder has not at the time been made, which amount shall in no event be less than the aggregate amount required to pay in full the Face Amount of all outstanding CP Notes (and the Administrative Agent shall promptly cause to be deposited in the Commercial Paper Account any such amount so received), (iv) declare the principal amount of the Reimbursement Obligations and Loans to be forthwith due and payable, whereupon such principal amount, together with accrued interest thereon and any fees and all other Obligations accrued hereunder, shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding, (v) instruct the Depositary to cease issuing CP Notes as provided in the Depositary Agreement and (vi) pursue any other remedies which may be available to the Administrative Agent or the Lenders at law or in equity.

The foregoing notwithstanding, nothing in this Section 8.2 shall (A) impair the obligation of the Administrative Agent to make payments in accordance with the Letter of Credit with respect to maturing CP Notes which have been validly issued and are outstanding pursuant to the terms of this Agreement and the Depositary Agreement or (B) impair the Borrower’s obligation to reimburse the Administrative Agent for L/C Payments made subsequent to the time any remedy provided in this Section 8.2 shall have been exercised or to reimburse the Lenders for Reimbursement Obligations arising therefrom or (C) impair the obligations of the Lenders to make Reimbursement Payments under Section 2.1(d), and provided, further, that nothing in this Section 8.2 shall give the Administrative Agent the right to request the Depositary to debit the Commercial Paper Account on any Business Day until after such time as the Administrative Agent shall have honored any demand for payment under the Letter of Credit required to be paid on such Business Day.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1. Appointment of Administrative Agent. Each Lender irrevocably appoints SunTrust as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.2. Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) except that the Administrative Agent shall be liable to the extent of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000 and whose short-term obligations are rated Prime-1 by Moody’s and A-1 by S&P. Notwithstanding the foregoing, no appointment of a successor Administrative Agent will be effective without confirmation from both S&P and Moody’s that the appointment of such successor will not result in a downgrade or removal of the rating of the CP Notes provided by S&P and Moody’s.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 9.8. Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.9. Further Assurances. Upon the Borrower’s request and at the Borrower’s expense, the Administrative Agent shall cooperate in connection with the division of the Purchase Note into notes of smaller denominations and the issuance of multiple Purchase L/Cs in the aggregate face amount of such replacement notes as contemplated by Section 7.2 hereof, without prejudice to the obligations of the Borrower under Section 6.11(a)(i) and (ii) hereof.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	NATC California LLC
133 Peachtree Street N.E.
Atlanta, Georgia 30303
Attention: Corporate Secretary
Telephone: 404-652-4000
Telecopy: 404-584-1461

With a copy to:	Georgia-Pacific Corporation
133 Peachtree Street N.E.
Atlanta, Georgia 30303
Attention: General Counsel
Telephone: 404-652-4000
Telecopy: 404-584-1461

and

Troutman Sanders LLP
Suite 5200
600 Peachtree Street, N.E.
Atlanta, GA 30308-2216
Attention: Hazen H. Dempster
Telephone: 404-885-3126
Telecopy: 404-962-6544

To the Administrative	SunTrust Bank
Agent:	303 Peachtree Street, N.E.
Third Floor
Atlanta, Georgia 30308
Attention: Bradley J. Staples
Telecopy Number: 404-588-8833

With a copy to:	SunTrust Bank
303 Peachtree Street, N.E.
Tenth Floor
Atlanta, Georgia 30308
Attention: Robert A. Mathews
Telecopy Number: 404-230-1940

and

King & Spalding LLP
191 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attention: Hector E. Llorens, Jr.
Telecopy Number: (404) 572-5100

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent shall not be effective until actually received by such Person at its address specified in this Section 10.1.

(b) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

Section 10.2. Waiver; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Obligation or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Obligation or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender; (vii) release all or substantially all of the Collateral or agree to subordinate any Lien in the Collateral to any other creditor of the Borrower or any Subsidiary, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such

Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.3), such Lender shall no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(c) In addition, no such waiver and no such amendment, supplement or modification shall (i) amend, modify or waive any provision of the Depositary Agreement or permit the substitution of the Depositary without the written consent of the Required Lenders and the Administrative Agent, (ii) increase the Stated Amount without the written consent of the Required Lenders and the Administrative Agent, (iii) amend, modify or waive any provision of Article III without the consent of the Required Lenders and the Administrative Agent, and (iv) affect the timing, method of payment, or obligations under the Letter of Credit without the prior confirmation from S&P and Moody’s that such amendment, supplement or modification will not have a negative effect upon the ratings of the CP Notes.

Section 10.3. Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including without limitation the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 10.3, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (unless such judgment is thereafter reversed on appeal by a court of competent jurisdiction, in which event, the Borrower or such Loan Party shall be liable for such loss, claim, damage, liability or related expense in accordance with this Section 10.3) or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a judgment in its favor on such claim as determined by a court of competent jurisdiction (unless such judgment is thereafter reversed on appeal by a court of competent jurisdiction, in which event, the Borrower or such Loan Party shall be liable for such loss, claim, damage, liability or related expense in accordance with this Section 10.3).

(c) The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

(f) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

Section 10.4. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Reimbursement Obligations and Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Reimbursement Obligations and Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Reimbursement Obligations and Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Reimbursement Obligations and Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Reimbursement Obligations, Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment; and

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,000, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 10.4 if such assignee is a Foreign Lender.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Reimbursement Obligations and Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Reimbursement Obligations and Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Reimbursement Obligation or Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Reimbursement Obligation or Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of the Guaranty Agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (e) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.14 and Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof that would defer to the substantive laws of another jurisdiction) of the State of New York.

(b) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Each party to this Agreement irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower to such Lender.

Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters; provided, however, that the provisions of sections B, C, G, I, J.6 and J.7 of that certain commitment letter, dated as of August 29, 2005, executed by the Arranger and SunTrust and acknowledged and agreed to by the Parent Guarantor shall survive the execution and deliver of this Agreement and the other Loan Documents.

Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Reimbursement Obligations, the Loans and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, the issuance of the Letter of Credit and the conversion of Reimbursement Obligations into Loans in accordance with Section 2.2.

Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11. Confidentiality. The Administrative Agent and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Obligation, together with all fees, charges and other amounts which may be treated as interest on such Obligation under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Obligation in accordance with applicable law, the rate of interest payable in respect of such Obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Obligation but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.13. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this

Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14. Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal in the case of the Borrower by their respective authorized officers as of the day and year first above written.

NATC CALIFORNIA LLC

By	/s/ TYLER L. WOOLSON
Name:	Tyler L. Woolson
Title:	Senior Vice President – Finance and
Strategy and Treasurer

[SEAL]

SUNTRUST BANK, as Administrative Agent and as a Lender

By	/s/ BRADLEY J. STAPLES
Bradley J. Staples
Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SCHEDULE I

COMMITMENT AMOUNTS

Lender	Commitment Amount
SunTrust Bank	$350,000,000